SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                               (AMENDMENT NO.      )

 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 {  } Preliminary Proxy Statement
      {   } Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
 {  } Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 {  } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 {  } Fee paid previously with preliminary materials.
 {  } Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
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      (4)  Date Filed:




 THE FOLLOWING INFORMATION WAS POSTED TODAY ON AMP'S INTRANET:


 WHY SUPPORT THE AMENDMENT PROPOSED BY AMP INCORPORATED

 ALLIEDSIGNAL HAS PUBLICLY STATED THAT THE PURPOSE OF ITS CONSENT SOLICITATION IS TO FORCE AMP'S BOARD TO NEGOTIATE WITH ALLIEDSIGNAL. THIS CONSENT SOLICITATION IS ABOUT CORPORATE COERCION--NOT ABOUT SHAREHOLDER RIGHTS. ALLIEDSIGNAL IS SIMPLY USING THE CONSENT PROCESS FOR PURPOSES OF POWER AND POSITIONING TO FURTHER ITS INTEREST IN TRYING TO BUY AMP FAST AND CHEAP. IN RESPONSE TO ALLIEDSIGNAL'S TACTIC OF INTIMIDATION, AMP'S BOARD-- CONSISTING OVERWHELMINGLY OF INDEPENDENT "DISINTERESTED" DIRECTORS--HAS UNDERTAKEN TO SEEK A LEGISLATIVE RESPONSE TO PREVENT THE USE OF THE WRITTEN CONSENT PROCESS TO SUPPORT A HOSTILE TAKEOVER EFFORT FOR A PERIOD OF TIME.

 THE LEGISLATION BENEFITS PENNSYLVANIA AT NO COST
 Most battles for a "Fortune 500" global headquarters involve state subsidies or tax breaks. AMP's initiative involves no financial incentive, yet a defeat of the legislation could result in serious costs to Pennsylvania in terms of jobs, community contributions, and loss of taxes. For example, AlliedSignal pointedly admitted that it will not protect thousands of AMP employees who earn more than $50,000.

 THE AMENDMENT IS NOT AMP-SPECIFIC
 AMP wants an amendment that levels the playing field with other Pennsylvania companies. AlliedSignal has pounced on an old provision in AMP's charter that pre-dates AMP's incorporation in Pennsylvania to achieve its hostile takeover without a meeting of shareholders. AMP is asking for nothing more than any other constituent would ask: that is, legislative assistance from elected representatives to prevent an injustice. The legislative initiative, which concerns only consent solicitation during hostile takeovers, applies to any Pennsylvania corporation that may someday find itself similarly under attack.

 THE LEGISLATION PROVIDES FOR AN ORDERLY PROCESS FOR DECISION-MAKING Pennsylvania law prohibits consent solicitations unless a company specifically allows it. Most public companies opt out of consent procedures for good reason: Shareholder democracy, like any democracy, works best when people have time to think about issues, meet to discuss them, and then make a judgement. Annual or special meetings of shareholders are akin to regular or special elections. To allow an election of directors by 51% of shareholders responding to a consent solicitation is akin to allowing 51% of voters to launch petitions for recall votes every day for 90 consecutive days. At AMP's next Annual Meeting of Shareholders, which will be held no later than May 1999, any shareholder, even AlliedSignal, may seek shareholder support to elect an entirely new AMP Board. However, at AlliedSignal's annual meeting, shareholders cannot vote out its entire board since the board is staggered -- a typical anti-takeover provision.

 AMP SHOULD NOT BE PUNISHED FOR A DECISION IT MADE WHEN
 RE-INCORPORATING ALMOST 10 YEARS AGO
 When AMP moved its incorporation in 1989 from New Jersey to Pennsylvania, the Board decided to simplify the process of re-incorporation by keeping the company's by-laws intact while adding Pennsylvania's shareholder rights protections. AMP and the people of Pennsylvania should not be penalized for a decision made almost 10 years ago.

 ALLIEDSIGNAL'S CONSENT SOLICITATION IS UNCOMMON
 For a long time, people have recognized that it is not a good idea for public companies to use a consent solicitation for issues like changing control. AlliedSignal does not allow its shareholders to use consent solicitations.

 THE LEGISLATION IS FRIENDLY TO ALL COMPANY CONSTITUENTS
 Pennsylvania is clearly respected for its ability to balance the interests of shareholders, employees, communities, and others with a stake in a corporation. Pennsylvania's legislature has recognized that the interests of takeover artists, arbitrageurs and other short-term stock speculators are incompatible with the interest of those constituents, and, therefore, permits Directors of Pennsylvania corporations, when faced with a hostile takeover attempt, to resist the shrill demand of hostile suitors and stock speculators. The proposed legislative initiative furthers that goal. AlliedSignal is focused only on shareholders. Consistent with the Pennsylvania law, AMP is focused on all constituencies, including shareholders.

 Because AlliedSignal has stated that it will initiate a consent solicitation, the participant information below is required under Securities and Exchange Commission rules:

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicita-tion. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Busi-nesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and Presi-dent, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
 A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communica-tions Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Ex-change Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 25, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 132,266 shares of AMP common stock.